EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS
To the Board of Directors and Shareholders
CFB Bancshares, Inc.:


We hereby consent to the inclusion in this registration statement on Form SB-2 of our report, dated February 14, 2003, on our audit of the consolidated balance sheets of CFB Bancshares, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years ended December 31, 2002, 2001, and 2000. We also consent to the reference of our firm under the caption "Experts."




/s/ Pugh & Company, P.C.
------------------------
Pugh & Company, P.C.
Knoxville, Tennessee
March 26, 2003